SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2005

CEDAR FAIR, L.P.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive, Sandusky, Ohio	44870-5259
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (419) 626-0830

N.A.

(Former name or former address, if changed since last report)

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

  The following press release was issued on May 27, 2005, by Cedar Fair, L.P. announcing the appointment of Peter J. Crage to the position of Corporate Vice President-Finance and Chief Financial Officer, effective July 4, 2005.

For Immediate Release

May 31, 2005

Contacts: Brian Witherow (419) 627-2173

Stacy Frole (419) 627-2227

CEDAR FAIR, L.P. NAMES NEW CHIEF FINANCIAL OFFICER

SANDUSKY, OHIO, May 31, 2005 -- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates seven amusement parks and five water parks, today announced that Peter J. Crage has been elected to the position of Corporate Vice President-Finance and Chief Financial Officer, effective July 4, 2005.

Crage, 43, will be replacing Bruce A. Jackson, who announced his retirement last month. Since rejoining Cedar Fair in August 2004, Crage has served as Cedar Fair's Vice President and Corporate Controller. Prior to that, he served as vice president of finance of the Parks and Resorts Division of Delaware North Companies, Buffalo, New York, for two years, and as Cedar Fair's Corporate Treasurer from April 1999 to May 2002.

"I am very pleased to announce the promotion of Peter Crage to be our new chief financial officer," said Dick Kinzel, chairman, president and chief executive officer. "Peter has been associated with Cedar Fair in various roles for a number of years, and I know he has the experience, skills and desire to do an excellent job in his new position."

Cedar Fair's seven amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Geauga Lake & Wildwater Kingdom near Cleveland, Ohio; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also owns and operates the Castaway Bay Indoor Waterpark Resort in Sandusky, Ohio.

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This press release and prior press releases are available online at www.cedarfair.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR FAIR, L.P.

By Cedar Fair Management, Inc., General Partner

By:	/s/ Bruce A. Jackson
Bruce A. Jackson Corporate Vice President, Finance and Chief Financial Officer

Date: May 31, 2005